[DURATEK LETTERHEAD APPEARS HERE]


10100 Old Columbia Road
Columbia, Maryland 21046


                                                                    NEWS RELEASE
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For Release:  January 22, 2001    Contact:  Diane R.  Brown, Investor Relations
                                            Robert F. Shawver, Exec. V.P.
                                            (410) 312-5100 - www.duratekinc.com


              GTS DURATEK ANNOUNCES NAME CHANGE TO DURATEK, INC.


     Columbia, MD - GTS Duratek, Inc. (NASDAQ:DRTK) today announced that it is changing its name, effective today. The new name, Duratek, "reflects changes in the Company that position it as a key player in enabling solutions to address the nation's energy challenges," says President and CEO Robert E. Prince. Duratek offers turnkey services for the safe processing and disposition of radioactive materials for federal and commercial customers.

     "Concerns about energy in the country signal a new awareness that nuclear power is part of the solution. A Company that answers the need for environmentally responsible and safe radioactive waste clean-up and disposition is essential to the success of such an enterprise. At the same time, the Company's purchase in June 2000 of Waste Management Nuclear Services has positioned Duratek with "the best capabilities" in the Company's history for serving existing nuclear clean-up needs," said Prince.

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     Page 2 - GTS Duratek, Inc. Changes Name to Duratek, Inc.


     "Many people know us as Duratek, and our stock trades as DRTK. It made sense to streamline the name in recognition of the profound changes within the Company," said Prince. Those changes include the acquisition last year of Waste Management Nuclear Services. The acquisition included Chem-Nuclear Systems, which operates the Barnwell disposal site in South Carolina and provides effective waste processing systems for generators of radiological waste. It also included Waste Management Federal Services, which provides waste management services support at numerous U.S. Department of Energy's Hanford Sites. These capabilities are added to Duratek's industry-leading capabilities in technical support of nuclear facility decommissioning, processing, transportation, and storage/disposal of radioactive materials.

     As a name, "Duratek is simpler, more streamlined, more recognizable. It reflects where we are as a Company and where we are going," said Prince. The Company will also unveil a new corporate logo. The globe shape "represents our unified skill set," said Angela Roe, corporate designer. "It recognizes the fact that we help to safely complete the nuclear power generation cycle, thereby strengthening the industry as a whole."

     Duratek was formed in 1990 by combining General Technical Services (founded in 1984) with Duratek Corporation (founded in 1982). Duratek implements technologies and provides services, which protect people from radiation and the environment from radioactive material.

     Duratek has included in its periodic filings under the Securities Exchange Act of 1934, including its Form 10-Q for the quarter ended September 30, 2000 pursuant to the "safe harbor" provisions contained in the Private Securities Litigation Reform Act of 1995, certain cautionary statements which are intended to identify certain important factors that could cause Duratek's actual results to differ materially from those contained in forward-looking statements of Duratek made by or on behalf of Duratek. Reference is made to such statements for a complete discussion of those factors.

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